Exhibit 99(d)(5)

MEMORANDUM OF UNDERSTANDING

WHEREAS, there is a lawsuit currently pending in the Court of Common Pleas of Bucks County, Pennsylvania (the “Court”), entitled In re Charming Shoppes, Inc. Derivative & Class Action Litigation, No. 2012-04154 (the “Action”), where the plaintiffs, Pamela Kraus, Philip E. Ricciardi, Mario Lamanna, Robert Steinfeld and John Vineyard, assert class action claims on behalf of the public stockholders of Charming Shoppes, Inc. (“Charming Shoppes” or the “Company”), against Arnaud Ajdler, Michael C. Appel, Richard W. Bennet, III, Michael J. Blitzer, Michael Goldstein, Katherine M. Hudson, Bruce J. Klatsky, Paula A. Price, Anthony M. Romano and Alan Rosskamm (collectively, the “Board”), Ascena Retail Group, Inc. (“Ascena”) and Colombia Acquisition Corp. (“Colombia”) (collectively, Charming Shoppes, the Board, Ascena and Colombia are the “Defendants”) and derivative claims on behalf of Charming Shoppes against the Board, Ascena and Colombia;

WHEREAS, there is a lawsuit currently pending in the United States District Court for the Eastern District of Pennsylvania, entitled Nadler v. Charming Shoppes, Inc., No. 2:12-cv-02838-HB (the “Federal Action”), where the plaintiff, Judith Kaye Nadler (collectively, plaintiffs Kraus, Ricciardi, Lamanna, Steinfeld, Vineyard and Nadler are “Plaintiffs”), asserts an individual claim against Charming Shoppes and the Board and a class action claim on behalf of the public stockholders of Charming Shoppes against Charming Shoppes and the Board;

WHEREAS, the claims in the Action and the Federal Action challenge the Board’s decision to approve the sale of Charming Shoppes to Colombia for $7.35 in cash for each share of Charming Shoppes common stock, which was first announced on May 2, 2012 (the “Acquisition”), and contend that disclosures made in a Schedule 14D-9 filed with the United States Securities and Exchange Commission (the “SEC”) on May 15, 2012 were false and misleading;

WHEREAS, Defendants have produced and Plaintiffs have reviewed certain core documents related to the Acquisition;

WHEREAS, counsel for the Defendants and counsel for Plaintiffs in the Action and the Federal Action (“Plaintiffs’ Counsel”) have engaged in extensive arms’-length negotiations concerning a possible settlement of the Action and the Federal Action;

MEMORANDUM OF UNDERSTANDING

WHEREAS, counsel for all parties to the Action and the Federal Action have reached an agreement in principle, set forth in this Memorandum, providing for the settlement of the Action and the Federal Action between and among Plaintiffs, on behalf of themselves and the putative Class (as defined below), and Defendants, on the terms and subject to the conditions set forth below (the “Settlement”);

WHEREAS, Defendants have consented to the conditional certification of the Action as a class action pursuant to Pennsylvania Rules of Civil Procedure 1710-1711 for settlement purposes only, as defined in ¶6(a) hereinafter;

WHEREAS, Plaintiffs’ Counsel has determined that a settlement of the Action and the Federal Action on the terms reflected in this Memorandum is fair, reasonable, adequate, and in the best interests of Plaintiffs and the putative Class;

WHEREAS, Defendants, to avoid the costs, disruption and distraction of further litigation, and without admitting the validity of any allegations made in the Action or the Federal Action, or any liability with respect thereto, have concluded that it is desirable that the claims against them be settled and dismissed on the terms reflected in this Memorandum;

NOW, THEREFORE, as a result of the foregoing and the negotiations among counsel for the parties, the parties to the Action and the Federal Action have agreed as follows:

1. Charming Shoppes will include certain additional disclosures (the “Disclosures”) in a supplement to the Schedule 14D-9 (the “Disclosure Supplement”), as reflected in Exhibit A hereto. Neither Plaintiffs nor Plaintiffs’ Counsel will seek additional disclosures as a condition of this settlement beyond those set forth in the Disclosure Supplement. Plaintiffs’ Counsel reviewed and approved the Disclosure Supplement before the Disclosure Supplement was filed with the SEC. The Disclosure Supplement shall be filed with the SEC on Schedule 14D-9/A no later than 5:30 p.m. (New York Time) on June 1, 2012.

2. Defendants agree that the Action and the Federal Action, and Plaintiffs’ efforts in the Action and the Federal Action, are the primary cause of Defendants’ decision to file the Disclosure Supplement with the SEC, and Defendants further agree that they will not contest that the Disclosures conferred a real benefit on the shareholder class;

MEMORANDUM OF UNDERSTANDING

3. Defendants will provide Plaintiffs’ Counsel with reasonable confirmatory discovery as may be requested to confirm the fairness and adequacy of the Settlement and the Disclosures relating to the Acquisition (the “Settlement-Related Proceedings”); provided, however, that Plaintiffs and Plaintiffs’ Counsel will not seek confirmatory depositions from more than two witnesses.

4. The parties to the Action and the Federal Action will use their best efforts to agree upon, execute and present to the Court within thirty (30) days a formal stipulation of settlement (“Stipulation”) and such other documents as may be necessary and appropriate to obtain Final Court Approval of the Settlement and the dismissal with prejudice of the Action and the Federal Action in the manner contemplated herein and by the Stipulation. As used herein, “Final Court Approval” means that the Court has entered an order approving the Settlement and that such order is finally affirmed on appeal or is no longer subject to appeal, review following a writ petition, or any other form of judicial relief.

5. Pending the negotiation and execution of the Stipulation, the parties shall seek to have all proceedings in the Action and the Federal Action, except for Settlement-Related Proceedings, stayed. The Stipulation shall provide that all proceedings in the Action, except for Settlement Related Proceedings, shall be stayed until the Settlement Related Proceedings are concluded and Final Court Approval of the Settlement has been obtained. Within three (3) days of signing this Memorandum, counsel for the parties to the Federal Action shall execute and file a stipulation providing that the Federal Action shall be stayed pending Final Court Approval in the Action, at which time the Federal Action shall be dismissed with prejudice.

MEMORANDUM OF UNDERSTANDING

6. The Stipulation shall also include, among other things, provisions which provide:

(a) for the conditional certification of the Action as a class action pursuant to Pennsylvania Rules of Civil Procedure 1710-1711 for settlement purposes only, on behalf of a Class consisting of all holders of Charming Shoppes common stock during the period from May 2, 2012 through and including the date of the closing of the Acquisition, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them (the “Class”). Excluded from the Class are Defendants, members of the immediate family of any Defendant, any entity in which a Defendant has or had a controlling interest, officers of Charming Shoppes and the legal representatives, heirs, successors or assigns of any such excluded person, and any individual or entity excluded from the Class;

(b) for the complete discharge, dismissal with prejudice on the merits, release and settlement, to the fullest extent permitted by law, of all known and unknown claims of every nature and description whatsoever, whether or not concealed or hidden, against Defendants and their respective predecessors, successors-in-interest, parents, subsidiaries, affiliates, representatives, agents, trustees, executors, heirs, spouses, marital communities, assigns or transferees and any person or entity acting for or on behalf of any of them and each of them, and each of their predecessors, successors-in-interest, parents, subsidiaries, affiliates, representatives, agents, trustees, executors, heirs, spouses, marital communities, assigns or transferees and any person or entity acting for or on behalf of any of them and each of them (including, without limitation, any investment bankers, accountants, insurers, reinsurers or attorneys and any past, present or future officers, directors and employees of any of them) (collectively, the “Released Parties”), that have been or could have been asserted by Plaintiffs or any member of the Class in their capacity as shareholders of Charming Shoppes, and each of their respective predecessors, successors-in-interest, parents, subsidiaries, affiliates, representatives, agents, trustees, executors, heirs, spouses, marital communities, assigns or transferees and any person or entity acting for or on behalf of

MEMORANDUM OF UNDERSTANDING

any of them and each of them, and each of their predecessors, successors-in-interest, parents, subsidiaries, affiliates, representatives, agents, trustees, executors, heirs, spouses, marital communities, assigns or transferees and any person or entity acting for or on behalf of any of them and each of them (the “Releasing Parties”) related to: (i) the Acquisition, including any amendment thereto; (ii) the adequacy of the consideration to be paid to stockholders of Charming Shoppes in connection with the Acquisition; (iii) the fiduciary obligations of any of the Defendants or Released Parties in connection with the Acquisition, including any amendment thereto; (iv) the negotiations in connection with the Acquisition, including any amendment thereto and any alleged deal protection devices; (v) the disclosures or disclosure obligations of any of the Defendants or Released Parties in connection with the Acquisition; (vi) the alleged aiding and abetting of any breach of fiduciary duty in connection with the Acquisition; (vii) any alleged personal benefit, conflict of interest, payments of any remuneration, or employment benefits to any individual made in connection with the Acquisition; and (viii) the allegations in the Action or the Federal Action (collectively, the “Settled Claims”); provided, however, that the Settled Claims shall not include: (a) the right of any members of the Class to seek appraisal rights pursuant to the Pennsylvania Business Corporation Law; or (b) the right of any party to enforce in the Court the terms of the Stipulation or this Memorandum;

(c) that Defendants and the Released Parties release Plaintiffs, members of the Class and their counsel, from all claims arising out of the instituting, prosecution, settlement or resolution of the Action or the Federal Action; provided, however, that the Defendants and Released Parties shall retain the right to enforce in the Court the terms of the Stipulation or this Memorandum;

(d) that Defendants have denied, and continue to deny, that any of them have committed or have threatened to commit any violations of law or breaches of duty to the Plaintiffs, the Class, the Company or anyone else;

MEMORANDUM OF UNDERSTANDING

(e) that Defendants are entering into the Settlement solely because it will eliminate the uncertainty, distraction, burden and expense of further litigation;

(f) that in the event the Settlement does not become final for any reason, Defendants reserve the right to oppose certification of any class in future proceedings;

(g) that subject to the Order of the Court, pending final determination of whether the Settlement should be approved, Plaintiffs and all members of the Class, and any of them, are barred and enjoined from commencing, prosecuting, instigating or in any way participating in the commencement or prosecution of any action asserting any Settled Claims, either directly, representatively, derivatively or in any other capacity, against any Released Person;

(h) that once the Settlement Related Proceedings are concluded and once Final Court Approval of the Settlement has been obtained, the Federal Action will be dismissed with prejudice; and

(i) that neither Plaintiffs nor Plaintiffs’ Counsel will seek the payment of fees or expenses in connection with both the Action and the Federal Action.

7. The Stipulation shall also provide that: (a) the release contemplated by the Stipulation shall extend to claims that the Releasing Parties do not know or suspect to exist at the time of the release, which if known, might have affected the Releasing Parties’ decision to enter into the release; (b) the Releasing Parties shall be deemed to relinquish, to the extent applicable, and to the full extent permitted by law, the provisions, rights and benefits of Section 1542 of the California Civil Code, which states that:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

MEMORANDUM OF UNDERSTANDING

and (c) the Releasing Parties shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code Section 1542.

8. This Memorandum shall be null and void and of no force and effect, unless otherwise agreed to by the parties pursuant to the terms hereof, if: (a) Plaintiffs conclude, after obtaining any confirmatory discovery requested and agreed upon, that the Settlement memorialized herein is not fair, adequate, and in the best interests of the Class; (b) the Settlement does not receive Final Court Approval; provided, however, that any decision by the Court to approve an award of attorneys’ fees and expenses less than the amount of attorneys’ fees and expenses sought by Plaintiffs or Plaintiffs’ Counsel shall not void this Memorandum, the Stipulation or the Settlement; or (c) the Proposed Transaction, including any amendment thereto, is not concluded for any reason. In the event the settlement does not become final for any reason, this Memorandum shall not be deemed to prejudice in any way the respective positions or rights of the parties with respect to the Action or the Federal Action, and neither the existence of this Memorandum, nor its contents, nor the negotiations leading to it, shall be admissible in evidence or shall be referred to for any purpose in the Action or the Federal Action or in any other litigation or proceeding.

9. If any action is currently pending or is later filed in state or federal court asserting claims that are related to the subject matter of the Action or the Federal Action prior to Final Court Approval of the Settlement, Plaintiffs shall cooperate with the Defendants in obtaining the dismissal or withdrawal of such related litigation, including where appropriate joining in any motion to dismiss such litigation.

10. This Memorandum will be executed by counsel for the parties to the Action and the Federal Action, each of whom represents and warrants that they have the authority from their client(s) to enter into this Memorandum and bind their clients thereto, that Plaintiffs are the only holders and

MEMORANDUM OF UNDERSTANDING

owners of their claims and causes of action asserted in the Action and the Federal Action, and that none of Plaintiffs’ claims or causes of action referred to in any complaint in the Action or the Federal Action or this Memorandum have been assigned, encumbered or in any manner transferred in whole or in part.

11. This Memorandum, the Stipulation and the Settlement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to Pennsylvania’s principles governing choice of law. The parties agree that any dispute arising out of or relating in any way to this Memorandum, the Stipulation or the Settlement shall not be litigated or otherwise pursued in any forum or venue other than the Court, and the parties expressly waive any right to demand a jury trial as to any such dispute.

12. This Memorandum may be modified or amended only by a writing, signed by all of the signatories hereto, that refers specifically to this Memorandum.

13. The provisions contained in this Memorandum shall not be deemed a presumption, concession or admission by any Defendant of any fault, liability or wrongdoing as to any facts or claims that have been or might be alleged or asserted in the Action or the Federal Action or any other action or proceeding that has been, will be, or could be brought, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Action or the Federal Action, or in any other action or proceeding, whether civil, criminal or administrative, for any purpose other than as provided expressly herein.

14. This Memorandum shall be binding upon and inure to the benefit of the parties and their respective agents, executors, heirs, successors and assigns.

15. Defendants agree that Plaintiffs and their Counsel have a right to receive payment for their reasonable attorneys’ fee and expenses. Following the execution of the Memorandum, the parties will negotiate in good faith regarding an agreed-to amount of attorneys’ fees payable to Plaintiffs’ Counsel in the Action. If no agreement is reached within two weeks, Plaintiffs and Plaintiffs’ Counsel

MEMORANDUM OF UNDERSTANDING

intend to seek an award of fees and expenses in either the Action or the Federal Action but agree they will not do so in both. Defendants reserve the right to oppose the amount sought in such petition. If the parties are unable to reach agreement regarding a reasonable award of fees and reimbursement of reasonable expenses, the parties intend to, and do, preserve all arguments in connection with any petition for attorneys’ fees and expenses by Plaintiffs’ Counsel to the extent that such arguments do not directly contradict the terms herein. Any fee award shall not affect the validity of the settlement. Charming Shoppes or its successor shall pay the fee and expenses awarded to Plaintiffs’ Counsel within ten (10) days of execution of the Court’s order approving the Settlement and dismissing the Action with prejudice. In the event the order is reversed or modified on appeal, Plaintiffs’ Counsel shall refund to Defendants the advanced amount and all interest accrued or accumulated thereon.

16. Charming Shoppes shall be responsible for providing notice of the Settlement to the members of the Class. Charming Shoppes shall pay all costs and expenses incurred in providing notice of the Settlement to the members of the Class, with the understanding that notice shall be effected by mail unless otherwise provided by law.

17. This Memorandum may be executed in any number of actual or telecopied counterparts and by each of the different parties on several counterparts, each of which when so executed and delivered will be an original. The executed signature page(s) from each actual or telecopied counterpart may be joined together and attached and will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Memorandum effective as of the date set forth below.

MEMORANDUM OF UNDERSTANDING

DATED: May 31, 2012	ROBBINS GELLER RUDMAN & DOWD LLP RANDALL J. BARON A. RICK R. ATWOOD, JR. DAVID T. WISSBROECKER STEVEN M. JODLOWSKI

/s/ DAVID T. WISSBROECKER
DAVID T. WISSBROECKER

655 West Broadway, Suite 1900 San Diego, CA 92101 Telephone: 619/231-1058 619/231-7423 (fax)

Attorneys for Plaintiffs Pamela Kraus, Robert Steinfeld and John Vineyard

THE LAW OFFICE OF DEBRA S. GOODMAN DEBRA S. GOODMAN 1301 Skippack Pike Suite 7A, # 133 Blue Bell, PA 19422 Telephone: 610/277-6057 484/231-1922 (fax)

Attorneys for Plaintiff Pamela Kraus

POWERS TAYLOR LLP PATRICK W. POWERS ZACHERY GROOVER Campbell Centre II 8150 North Central Expressway, Suite 1575 Dallas, TX 75206 Telephone: 214/239-8900 214/239-8901 (fax)

THE BRISCOE LAW FIRM, PLLC WILLIE C. BRISCOE State Bar No. 24001788 8117 Preston Road, Suite 300 Dallas, TX 75225 Telephone: 214/706-9314 214/706-9315 (fax)

Attorneys for Plaintiffs Robert Steinfeld and John Vineyard

MEMORANDUM OF UNDERSTANDING

ANTHEIL MASLOW & MACMINN, LLP WILLIAM T. MACMINN Attorney I.D. # 25597 131 W. State Street Post Office Box 50 Doylestown, PA 18901 Telephone: 215/230-7500 215/230-7796 (fax)

Local Counsel for Plaintiffs Pamela Kraus, Robert Steinfeld and John Vineyard

DATED: May 31, 2012	RYAN & MANISKAS, LLP RICHARD A. MANISKAS

/s/ RICHARD A. MANISKAS
RICHARD A. MANISKAS

995 Old Eagle School Road, Suite 311 Wayne, PA 19087 Telephone: 484/588-5516 484/450-2582 (fax)

ROBBINS UMEDA LLP BRIAN J. ROBBINS STEPHEN J. ODDO ARSHAN AMIRI EDWARD B. GERARD JUSTIN D. RIEGER 600 B Street, Suite 1900 San Diego, CA 92101 Telephone: 619/525-3990 619/525-3991 (fax)

LAW OFFICE OF ALFRED G. YATES, JR., P.C. ALFRED G. YATES, JR. 519 Allegheny Building 429 Forbes Avenue Pittsburgh, PA 15219 Telephone: 412/391-5164 412/471-1033 (fax)

Attorneys for Plaintiff Philip E. Ricciardi

DATED: May 31, 2012	BEGLEY, CARLIN & MANDIO, LLP DOUGLAS C. MALONEY

680 Middletown Blvd. Langhorne, PA 19047 Telephone: 215/750-0110

MEMORANDUM OF UNDERSTANDING

BERNSTEIN LIEBHARD LLP U. SETH OTTENSOSER /s/ U. SETH OTTENSOSER U. SETH OTTENSOSER 10 East 40th Street New York, NY 10016 Telephone: 212/779-1414 212/779-3218 (fax)

THE WEISER LAW FIRM, P.C. PATRICIA WEISER JOSEPH M. PROFY 22 Cassatt Avenue Berwyn, PA 19312 Telephone: 610/225-2677 610/408-8062 (fax)

Attorneys for Plaintiff Mario Lamanna

DATED: May 31, 2012	POMERANTZ HAUDEK GROSSMAN & GROSS LLP GUSTAVO F. BRUCKNER SAMUEL J. ADAMS

/s/ GUSTAVO F. BRUCKNER
GUSTAVO F. BRUCKNER

100 Park Avenue New York, NY 10017-5516 Telephone: 212/661-1100 212/661-8665 (fax)

TRUJILLO RODRIGUEZ & RICHARDS, LLC KENNETH I. TRUJILLO IRA NEIL RICHARDS JENNIFER AGNEW 1717 Arch Street, Suite 3838 Philadelphia, PA 19103 Telephone: 215/731-9004 215/731-9044 (fax)

Attorneys for Plaintiff Judith Kaye Nadler

DATED: May 31, 2012	DRINKER BIDDLE & REATH LLP MICHAEL F. BROWN

/s/ MICHAEL F. BROWN
MICHAEL F. BROWN

MEMORANDUM OF UNDERSTANDING

One Logan Square, Suite 2000 Philadelphia, PA 19103 Telephone: 215/988-2700 215/988-2757 (fax)

Attorneys for Charming Shoppes, Inc.

DATED: May 31, 2012	GRIM, BIEHN & THATCHER JEFFREY G. TRAUGER

104 S. 6th Street P.O. Box 215 Perkasie, PA 18944 Telephone: 215/257-6811 215/257-5374 (fax)

SCHULTE ROTH & ZABEL LLP MICHAEL E. SWARTZ /s/ MICHAEL E. SWARTZ MICHAEL E. SWARTZ 919 Third Avenue New York, NY 10022 Telephone: 212/756-2000 212/593-5955 (fax)

Attorneys for Defendants Michael Goldstein,

Arnaud Ajdler, Michael C. Appel, Richard W.

Bennet, III, Michael J. Blitzer, Katherine M.

Hudson, Bruce J. Klatzky, Paula A. Price, Anthony M. Romano and Alan Rosskamm

DATED: May 31, 2012	PEPPER HAMILTON LLP JAY A. DUBOW

/s/ JAY A. DUBOW
JAY A. DUBOW

3000 Two Logan Square 18th & Arch Streets Philadelphia, PA 19103 Telephone: 215/981-4000 215/981-4750 (fax)

PROSKAUER ROSE LLP SARAH S. GOLD Eleven Times Square Eighth Avenue & 41st Street New York, NY 10036-8299 Telephone: 212/969-3000 212/969-2900 (fax)

Attorneys for Defendants Ascena Retail Group, Inc. and Colombia Acquisition Corp.

MEMORANDUM OF UNDERSTANDING